HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071

                              NOTICE OF 2000 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                      HELD AT 10:00 A.M. ON August 18, 2000

To the Stockholders of HARVEY ELECTRONICS, INC.:

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of HARVEY ELECTRONICS, INC. (the "Company") will be held on Friday, August 18, 2000 (the "Meeting Date"), at 10:00 A.M. at the Marriott At Glen Pointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666 for the following purposes:

     1.   To elect six directors;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 28, 2000;

     3. To amend the Harvey Electronics, Inc. Stock Option Plan, (the "Plan") increasing the maximum aggregate number of shares of common stock which may be granted under the Plan to any optionee during a fiscal year from 50,000 to 100,000;

     4. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on July 18, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's common stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     Enclosed is a copy of the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission for the fiscal year ended October 30, 1999.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from July 27, 2000 until the Meeting Date for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                             By Order of the Board of Directors

                                            Joseph J. Calabrese, Jr., Secretary


Lyndhurst, New Jersey
July 21, 2000


-------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE HARVEY ELECTRONICS, INC. THE EXPENSE OF A SECOND MAILING.
-------------------------------------------------------------------------------

                            HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071
                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD AT 10:00 A.M. ON August 18, 2000

     The enclosed Proxy Statement is solicited by the Board of Directors of HARVEY ELECTRONICS, INC. (the "Company") in connection with the 2000 Annual Meeting of Stockholders (the "Meeting") to be held on Friday, August 18, 2000 (the "Meeting Date"), at 10:00 a.m. at the Marriott At Glen Pointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666 and any adjournment thereof. The Board of Directors has set July 18, 2000, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the Record Date, the Company had outstanding 3,282,833 shares of Common Stock $.01 par value per share (the "Common Stock"). A stockholder executing and returning a Proxy has the power to revoke it at any time before it is exercised by filing a later Proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The Proxy will be voted in accordance with your directions as to:

     (1)  The election of the persons listed herein as directors of the Company;

     (2) The ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending October 28, 2000;

     (3) To amend the Harvey Electronics, Inc. Stock Option Plan, (the "Plan") increasing the maximum aggregate number of shares of Common Stock which may be granted under the Plan to any optionee during a fiscal year from 50,000 to 100,000;

     (4) The transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the Proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount approximating $5,000, believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1999 Annual Report on Form 10-KSB to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     In voting at the Meeting, each holder of record of Common Stock on the Record Date will be entitled to one vote on all matters. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters. The attached Notice of Meeting, the Proxy Statement, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about July 21, 2000.

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2000, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (iii) the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

                                                                      Amount and            Acquirable
Name and Address of                                                   Nature of             Within 60       Percent of
Beneficial Owner                            Title of Class         Beneficial Owner            Days           Class
----------------                            --------------         ----------------            ----           -----

Harvey Acquisition                             Common                  253,932                  -               6.9%
  Company LLC "HAC")
c/o Michael E. Recca
949 Edgewood Avenue
Pelham Manor, NY 10803

Michael E. Recca                               Common                343,298 (1)                -               9.3%
Recca & Co., Inc.
949 Edgewood Avenue
Pelham Manor, NY 10803

William F. Kenny, III                          Common                 18,989 (2)                -                 *
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Fredric J. Gruder                              Common                 12,500 (2)                -                 *
Dorsey & Whitney LLP
250 Park Avenue, 16th Floor
New York, NY 10177

Jeffrey A.Wurst (Nominee)                      Common                 15,050 (6)                -                 *
c/o Ruskin, Moscou, Evans &
Faltischek, P.C.
170 Old Country Road
Mineola, NY 11501-4366

Franklin C. Karp                               Common                112,833 (3)                -               3.1%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Joseph J. Calabrese, Jr.                       Common                 95,035 (4)                -               2.6%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Michael A. Beck                                Common                 90,833 (4)                -               2.5%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Roland W. Hiemer                               Common                 36,667 (5)                -               1.0%
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071
---------------------
All Directors and Officers as                  Common                725,205 (7)                                19.6%
a group (8 persons)

         *   Less than 1% of outstanding shares of Common Stock

(1) Includes Shares owned by HAC, of which Mr. Recca is a member and one of three managers, plus options to purchase up to 78,333 shares of the Company's Common Stock which are exercisable at an exercise price of between $1.00-$1.86 per share.

(2) Includes an option to purchase up to 10,000 shares of the Company's Common Stock, which is exercisable at an exercise price of $1.00 per share.

(3) Includes options to purchase up to 95,833 shares of the Company's Common Stock, which are exercisable at an exercise price of between $1.00-$3.00 per share.

(4) Includes options to purchase up to 83,333 shares of the Company's Common Stock, which are exercisable at an exercise price of between $1.00-$3.00 per share.

(5) Includes options to purchase up to 34,167 shares of the Company's Common Stock, which are exercisable at an exercise price of between $1.00-$3.00 per share.

(6) Represents a warrant to purchase 15,000 shares of Common Stock, in Mr. Wurst's firm's name of Ruskin, Moscou, Evans & Faltichek, of which he is Partner, at an exercise price of $5.00.

(7) Includes options and warrants to purchase up to 409,999 shares of Common Stock, which are exercisable at an exercise price of between $1.00 - $5.00 per share.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, as of June 30, 2000, the Company believes that its directors, executive officers, and greater than 10% stockholders complied with all Section 16(a) filing requirements.

                              ELECTION OF DIRECTORS

     Six directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is duly elected and qualified.

     The persons named below have been nominated for election as directors. The persons named in the accompanying Proxy have advised the Company that it is their intention to vote for the election of the persons named below as directors unless authority is withheld.

                                Michael E. Recca
                                Franklin C. Karp
                            Joseph J. Calabrese, Jr.
                         Jeffrey A. Wurst, (Nominee) (1)
                                Fredric J. Gruder
                              William F. Kenny, III


(1) Jeffrey A. Wurst was elected to the Board on January 10, 2000 and appointed as a member of the Company's Audit and Compensation and Stock Option Committees. Mr. Wurst replaced Stewart L. Cohen, who resigned January 10, 2000.

     The Company believes that each nominee will be able to serve. If any nominee becomes unable or unwilling to serve, Proxies may be voted for the election of such person or persons as the Board of Directors determines.

                  Information Regarding Officers and Directors

     The following table sets forth the names and ages of the Company's current and nominated directors and executive officers and the positions they hold with the Company:

            Name                                Age (1)             Position
            ----                                -------             --------

Michael E. Recca ........................         49             Chairman and Director
Franklin C. Karp ........................         46             President and Director
Joseph J. Calabrese, Jr..................         40             Executive Vice President,
                                                                 Chief Financial Officer,
                                                                 Treasurer, Secretary and
                                                                 Director
Jeffrey A. Wurst.........................         51             Director (Nominee)
Fredric J. Gruder........................         54             Director
William F. Kenny, III....................         69             Director
Michael A. Beck .........................         41             Vice President of
                                                                 Operations
Roland W. Hiemer ........................         39             Director of Inventory
                                                                 Control

(1) As of June 30, 2000.

     Michael E. Recca became the Chairman of the Board of Directors of the Company in November 1996. Mr. Recca has been the President of Recca & Company, Inc., a financial consulting firm based in New York City since 1992. Mr. Recca is also a member and one of the three managers of Harvey Acquisition Company, LLC, which is a principal shareholder of the Company. Mr. Recca was an employee of Taglich Brothers, D'Amadeo, Wagner & Co., Inc., an NASD registered broker-dealer, through December 31, 1998.

     Franklin C. Karp has been with the Company since 1990. Before being appointed as the Company's President in April 1996, Mr. Karp served as Merchandise Manager and later as Vice President In Charge of Merchandising. Mr. Karp has been employed in various sales, purchasing and management positions in the retail consumer electronics business in the New York Metropolitan area for 26 years.

     Joseph J. Calabrese, Jr., a certified public accountant, joined the Company as Controller in 1989. Since 1991, Mr. Calabrese has served as Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Calabrese was elected Executive Vice President and a Director of the Company in 1996. Mr. Calabrese began his career with Ernst & Young LLP in 1981 where for the eight year period prior to his joining the Company he performed audit services with respect to the Company.

     Jeffrey A. Wurst, Senior Partner at the law firm of Ruskin, Moscou, Evans & Faltischek ("Ruskin"), where he chairs the firm's Financial Services Group. Mr. Wurst began his career with Ruskin in 1987. Mr.Wurst has great expertise in asset based lending, factoring, and all areas of commercial finance and bankruptcy matters. Mr. Wurst attended the Jacob D. Fuchsburg Law Center of Touro College and earned his B.S. and M.A. from Hofstra University. Mr. Wurst's law firm has been involved in the legal representation of the Company since it reorganized under the bankruptcy laws in 1996. He has served on the Board since February, 2000.

     Fredric J. Gruder, a director since July 1998, has since July 1999 been of counsel to Dorsey & Witney LLP. From September 1996 to July 1999, he was a partner in the law firm of Gersten, Savage, Kaplowitz & Fredericks, LLP ("Gersten"), which represented Thornwater Company, L.P. ("Thornwater"), Representative of the Company's underwriters in the Offering. From March 1996 through September 1996, Mr. Gruder was of counsel to Gersten, having been a sole practitioner from May 1995 through March 1996. From March 1992 until March 1996, Mr. Gruder served as vice president and general counsel to Sbarro, Inc., a publicly traded corporation which owns, operates, and franchises Italian restaurants. Prior to this time, Mr. Gruder practiced law in New York for over twenty years, specializing in corporate securities and retail real estate.

     William F. Kenny, III has been a director of the Company since 1975. For the past eight years Mr. Kenny has been a consultant to Meenan Oil Co., Inc. Prior to 1992, Mr. Kenny was the President and Chief Executive Officer of Meenan Oil Co. Inc. Mr. Kenny has also served as a director of the Empire State Petroleum Association, Petroleum Research Foundation and is the President of the East Coast Energy Council. Mr. Kenny was also the President of the Independent Fuel Terminal Operators Association and the Metropolitan Energy Council.

     Board Recommendation and Vote Required. The Board recommends that the stockholders vote "FOR" the election of each of the above named nominees. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required for the election of each director.

     Michael A. Beck has been Vice President of Operations of the Company since April 1997. From June 1996 until such date he was the Company's Director of Operations and from October 1995 until April 1996 he served as Director of Operations for Sound City, a consumer electronics retailer. Mr. Beck was a store manager for the Company from August 1989 until October 1995. Mr. Beck holds a BA in Psychology from Merrimack College.

     Roland W. Hiemer is an executive officer of the Company and Director of Inventory Control. Mr. Hiemer has been with the Company for nine years. He started with the Company as a salesman and advanced to Senior Sales Manager for the Paramus store in 1991. He was further promoted to Inventory Control Manager in 1991. In 1997, he was promoted to Director of Inventory Control. Mr. Hiemer holds a BA in Business Administration from Hofstra University.

Committees of the Board of Directors

     The  Board  of  Directors,   which  met  six  times  either  in  person  or
telephonically during fiscal 1999, has an Audit Committee and a Compensation and Stock Option Committee.

     Audit Committee. The function of the Audit Committee includes making recommendations to the Board of Directors with respect to the engagement of the Company's independent auditors and the review of the scope and effect of the audit engagement. William F. Kenny, III, Fredric J. Gruder and Jeffrey A. Wurst are the current members of the Audit Committee. The Audit Committee met once, relating to the fiscal year 1999 audit.

     Compensation and Stock Option Committee. The function of the Compensation and Stock Option Committee is to make recommendations to the Board with respect to the compensation of management employees and to administer plans and programs relating to stock options, pension and other retirement plans, employee benefits, incentives, and compensation. Jeffrey A. Wurst, Fredric J. Gruder and William F. Kenny, III are the current members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee met in February 1999 and October 1999.

Directors' Compensation

     In fiscal 1999, directors of the Company received no compensation for service as members of the Board, other than reimbursement of expenses incurred in attending meetings. Since February 1, 2000, the Directors have received a monthly $500 director's fee. Michael E. Recca, Chairman of the Board, received an annual director's fee of $95,000 through April 30, 2000. Effective May 1, 2000, Mr. Recca has been placed on the Company's payroll and has a current salary of $120,000 per annum.

Limitation of Liability of Directors; Indemnification of Directors and Officers; Directors and Officers Insurance

     The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated
Section 719 of the New York Business Corporation Law. Any repeal or modification of what is set forth hereinabove will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The Company's By-Laws provide that the Company shall to the fullest extent permitted by applicable law, as amended from time to time, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including any action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company is serving or served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees, cost and charges) incurred as a result of such action or proceeding, or appeal therein, except to such person who is a director or officer of the Company and a judgment or other final adjudication adverse to such director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonest and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its factor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type of kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company maintains directors and officers liability insurance. The current annual premium for such insurance is approximately $61,000, all of which is paid by the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and stock compensation paid by the Company, as well as any other compensation paid to or earned by the Chairman of the Company, the President of the Company and those executive officers compensated at or greater than $100,000 for services rendered to the Company in all capacities during the three most recent fiscal years.

Summary Compensation Table


                                                                                  Long Term              Stock
    Name of Individual and             Annual Compensation                       Compensation          Compensation
      Principal Position        Year          Salary             Bonus                (6)                  (5)
      ------------------        ----          ------             -----                ---                  ---

Michael E. Recca                1999       $95,000               $---                $---                   $---
Chairman (1)                    1998       $55,000 (1)           $---                $---                   $---
                                1997       $0                    $---                $---                   $---

Franklin C. Karp                1999       $126,000              $ 5,000             $---                   $---
President (2)                   1998       $125,000              $15,000             $---                   $10,313
                                1997       $126,000              $---                $---                   $---

Joseph J. Calabrese, Jr.        1999       $117,000              $ 3,750             $---                   $---
Executive Vice President,       1998       $116,000              $10,000             $---                   $ 6,875
Chief Financial Officer,        1997       $117,000              $---                $---                   $---
Treasurer & Secretary (3)

Michael A. Beck                 1999       $101,000              $ 3,750             $---                   $---
Vice President of               1998       $ 92,000              $ 2,000             $---                   $ 5,156 (2)
Operations (4)                  1997       $ 87,000              $   500             $---                   $---



(1) Since April 1, 1998, Mr. Recca has been receiving an annual director's fee of $95,000 at the rate of $7,917 per month, in his capacity as the Chairman of the Board of Directors of the Company. Effective May 1, 2000, Mr. Recca has been placed on the Company's payroll at an annual salary of $120,000.

(2)  Effective  January 1, 2000,  Mr.  Karp's  annual  salary was  increased  to
     $140,000.

(3) Effective January 1, 2000, Mr. Calabrese's annual salary was increased to $130,000.

(4)  Effective  January 1, 2000,  Mr.  Beck's  annual  salary was  increased  to
     $115,000.

(5) Represents stock compensation at fair market value from Common Stock received from HAC, on October 12, 1998.

(6) See "Stock Option Plan" for related information relating to stock option grants.

Severance Agreements

     In May, 2000, the Company's Board of Directors approved and the Company entered into substantially similar Amended and Restated Severance Agreements
(each a "Severance Agreement") with each of Franklin C. Karp, Joseph J. Calabrese, and Michael A. Beck, executives of the Company.

     Each Severance Agreement provides that in the event of a change in control (as defined), such as a merger, sale or disposition of assets, change in the constitution of the Board of Directors or the current Chairman, the assignment to the executive of a position inconsistent with the executive's current position or relocation of the corporate office (as defined), or in the event of a potential change in control (as defined), or disability (as defined), and within one hundred eighty (180) days from the day of one of the foregoing events the executive is terminated for reasons other than for cause or the executive terminates his employment for any reason, the respective executive shall receive, among other things:

     (i) a cash amount equal to the higher of: (x) the executive's base salary prior to the event giving rise to the change in control, potential change in control or disability, or (y) the executive's base salary prior to the event giving rise to the executive's right to terminate his employment for any reason;

     (ii) a cash payment equal to the higher of: (x) twelve (12) months of the executive's highest monthly car allowance or monthly average travel reimbursement in effect within the six (6) month period immediately prior to the change in control, potential change in control or disability, not to exceed twelve thousand and 00/100 ($12,000) dollars, or (y) twelve (12) months of the executive's highest monthly car allowance or monthly average travel reimbursement in effect within the six (6) month period immediately prior to the date the executive terminates his employment for any reason, not to exceed twelve thousand and 00/100 ($12,000) dollars;

     (iii) the maximum/highest benefits which the executive was receiving at any time during a two-year period prior to termination, relating to health insurance, accident insurance, long-term care, life insurance and disability, which shall continue for one (1) year beyond the date of termination of the executive's employment;

     In the event the executive is terminated for any reason other than for cause, as defined in the agreement, and absent a change in control, potential change in control or disability, then the Company shall pay each executive one-half (1/2) of the previous amounts for base salary and car allowance while all benefits will continue for one (1) year.

     On June 28, 2000, the Compensation Committee approved an identical severance agreement for Michael A. Recca, the Company's Chairman of the Board of Directors.

     Roland W. Hiemer's severance agreement provides that in the event the Company is sold or merged with another company, involved in a corporate reorganization, or if a change of the current management takes place, and Mr. Hiemer, for the foregoing reasons, is terminated or asked to accept a position other than that of a senior officer requiring similar responsibilities to those that he currently performs, or if the current corporate office is moved to a new location which is more than thirty miles Lyndhurst, New Jersey, as a result of a reorganization or change in ownership or control, and he declines the new position or relocation, the Company or its successor in control will be obligated, and continue, to pay him at the same salary and car allowance, if any, he had most recently been earning, for a period of six months. In addition, he will be fully covered under the Company's benefit plans, including, without limitation, the Company's medical, dental, life and disability insurance programs, during the during the six month period.

     If, following termination of Mr. Hiemer as described in the preceding paragraph, Mr. Hiemer obtains employment at a lesser compensation than Mr. Hiemer's compensation by the Company, the Company will pay Mr. Hiemer the difference between the two salaries for the remainder of the six month period, plus continued coverage of the Company's benefit plans for the same period. The severance agreement for Mr. Hiemer also provides that in the event he is terminated for any other reasons, except conduct that is materially injurious to the Company or conviction of any crime involving moral turpitude, the Company will be obligated and continue to pay Mr. Hiemer at the same salary he has most recently been earning, for a period following termination of three months plus full coverage of the Company's benefits for the same period.


Employment Agreement

     On April 3, 1998, the Company entered into an agreement with Franklin C. Karp, the Company's President. The employment agreement provides that Mr. Karp continue as the Company's President with the same compensation and benefits which Mr. Karp currently receives, subject to annual adjustment to be determined and made by the Board of Directors of the Company.

                                STOCK OPTION PLAN

     In April 1997, the Company adopted The Harvey Electronics, Inc. Stock Option Plan (the "Stock Option Plan"), which currently covers 1,000,000 shares of Common Stock. Options may be designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or
(ii) non-qualified stock options. ISOs may be granted under the Stock Option Plan to employees and officers of the Company. The Stock Option Plan was approved by the Company's shareholders in fiscal 1998.

     The Stock Option Plan is intended to encourage stock ownership by employees of the Company, so that they may acquire or increase their proprietary interest in the Company and to encourage such employees and directors to remain in the employ of the Company and to put forth maximum efforts for the success of the business. Options granted under the Stock Option Plan may be accompanied by either stock appreciation rights ("SARs") or limited stock appreciation rights (the "Limited SARs"), or both.

     The Plan is administered by the Company's Compensation and Stock Option Committee as the Board may establish or designate (the "Administrators"). The Committee shall be comprised of not less than two members, all of whom shall be outside, disinterested directors. The members of the Compensation and Stock Option Committee are Jeffrey A. Wurst, Fredric J. Gruder and William F. Kenny III, each an outside director.

     The Administrators, within the limitation of the Stock Option Plan, shall have the authority to determine the types of options to be granted, whether an Option shall be accompanied by SARs or Limited SARs, the purchase price of the shares of Common Stock covered by each Option (the "Option Price"), the persons to whom, and the time or times at which, Options shall be granted, the number of shares to be covered by each Option and the terms and provisions of the option agreements.

     The maximum aggregate number of shares of Common Stock as to which Options, Rights and Limited Rights may be granted under the Stock Option Plan to any one optionee during any fiscal year of the Company is 50,000. The Company is recommending that the shareholders vote to increase the maximum aggregate number of shares of Common Stock, which may be granted under the Plan to 100,000, to any Optionee during a fiscal year.

     With respect to the ISOs, in the event that the aggregate fair market value, determined as of the date the ISO is granted, of the shares of Common Stock with respect to which Options granted and all other option plans of the Company, if any, become exercisable for the first time by any optionee during any calendar year exceeds $100,000, Options granted in excess of such limit shall constitute non-qualified stock options for all purposes. Where the optionee of an ISO is a ten (10%) percent stockholder, the Option Price will not be less than 110% of the fair market value of the Company's Common Stock, determined on the date of grant, and the exercise period will not exceed five
(5) years from the date of grant of such ISO. Otherwise, the Option Price will not be less than one hundred (100%) percent of the fair market value of the shares of the Common Stock on the date of grant, and the exercise period will not exceed ten (10) years from the date of grant. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the optionee, only by the optionee or by his guardian or legal representative. 1999 Option Grants

     The following table sets forth information relating to the 222,500 options granted in the fiscal year ended October 30, 1999, all of which were granted to the named executive officers and directors:

Individual Grants

                              Number of Securities    % of Total Options
                               Underlying Options    Granted to Employees    Exercise or Base
         Name                       Granted            in Fiscal Year         Price ($/sh)       Expiration Date
         ----                       -------            --------------         ------------       ---------------

Michael E. Recca                     50,000                  22.5%                  (1)               10/28/2000

Franklin C. Karp                     12,500                   5.6%                  (1)               2/11/2009
                                     37,500                  16.9%                  (1)              10/28/2009

Joseph  J. Calabrese, Jr.            12,500                   5.6%                  (1)               2/11/2009
                                     37,500                  16.9%                  (1)              10/28/2009

Michael A. Beck                      12,500                   5.6%                  (1)               2/11/2009
                                     37,500                  16.9%                  (1)              10/28/2009

Roland W. Hiemer                      7,500                   3.3%                  (1)               2/11/2009
                                     15,000                   6.7%                  (1)              10/28/2009

Total                                222,500                100.0%
                                     =======                ======
------------------

(1)   Options are exercisable immediately at $1.50.

Option Exercises and Holdings

     The following table sets forth information concerning the exercise of stock options by the named executives and directors during the Company's fiscal year ended October 30, 1999, the number of options owned by the named executives and directors and the value of any in-the-money unexercised stock options as of June 30, 2000.


Aggregated Option Exercises in Last Fiscal Year and Option Values

                                                                      Number of Unexercised    Value of Unexercised
                                                                       Options at June 30,     In-the-Money Options
                                                                               2000              at June 30, 2000

                           Shares Acquired on                           Exercisable (E)          Exercisable (E)
Name                            Exercise           Value Realized $     Unexercisable (U)        Unexercisable (U)
----                            --------           ----------------     -----------------        -----------------

Michael E. Recca                    0                     0                 50,000 (E)              $18,750 (E)

Franklin C. Karp                    0                     0                 50,000 (E)              $18,750 (E)

Joseph J. Calabrese, Jr.            0                     0                 50,000 (E)              $18,750 (E)

Michael A. Beck                     0                     0                 50,000 (E)              $18,750 (E)

Roland W. Hiemer                    0                     0                 22,500 (E)              $ 8,438 (E)

Total


                                    0                     0                  222,500                  $83,438
                                    =                     =                  =======                  =======


              HARVEY ELECTRONICS, INC. SAVINGS AND INVESTMENT PLAN

     The Harvey Electronics, Inc. Savings and Investment Plan, as amended, includes a defined contribution, profit sharing and 401(K) provision.

     An employee is eligible to participate in the plan after he or she has attained age twenty-one (21) and has completed one (1) year of service with the Company. The Board of Directors of the Company may elect to provide for those participants who are employed full time by the Company, as of the last day of the plan year, a contribution of up to three percent (3%) of each employee's compensation. The election by the Board of Directors is based solely on the performance of the Company. For the three fiscal years ended October 31, 1998, no defined contribution percentage was contributed by the Company. In addition, employees participating in the salary deferral aspect of the plan, may elect to defer up to fifteen (15%) of their salary. Effective January 1, 1995 the
Company's Board of Directors temporarily elected to eliminate the employer 401(k) match (which was 25% of the first 6% of the amount contributed by participants prior to such date) on employee contributions. Employee contributions, any Company contribution and the earnings thereon, will be paid-out upon the employee's termination of employment, retirement, death, disability, or if elected, while still employed by the Company upon attaining age 59 1/2. Employees will be one hundred percent (100%) vested at all times in the full value of their salary deferral account. After seven (7) years of service with the Company, employees will be fully vested in the Company's matching and defined contribution account.

                              CERTAIN TRANSACTIONS

In 1995 and 1996, during the Company's reorganization, the Company borrowed, in the aggregate, approximately $2,822,500 (the "Loan") from HAC. As of the Effective date of the Company's Reorganization Plan, and pursuant to certain provisions contained therein, HAC's claims in connection with the Loan was satisfied by issuing HAC 2,000,000 shares of the Company's Common Stock.
Subsequently, Michael Recca was elected as a member and Chairman of the Company's Board of Directors. Interest paid to HAC in fiscal 1998 was approximately $66,000. In fiscal 1998, the Company recorded $40,000 in management consulting fees to Recca & Co. Inc., of which Michael Recca is the sole shareholder, of which $23,000 was payable at October 30, 1999 and October 31, 1998.

Effective April 1, 1998, Mr. Recca has been receiving $7,917 per month, representing an annual director's fee in the annual amount of $95,000, in his capacity as the Chairman of the Board of Directors of the Company. Effective May 1, 2000, Mr. Recca has been placed on the Company's payroll at an annual salary of $120,000.

Reference is made to "Management's  Discussion and Analysis or Plan of Operation
- Liquidity and Capital Resources" regarding the Company's revolving line of credit facility with Paragon, which the Company entered into on November 5, 1997. Stewart L. Cohen, a former director of the Company, is the Chief Executive Officer and a director of Paragon.

In February and March, 1997, Mr. E. H. Arnold ("Arnold"), a member of HAC and a holder of Preferred Stock, loaned the Company the principal amount of $350,000, with an interest rate of 12% per annum. On April 9, 1998, this loan was repaid with interest ($48,000) and without prepayment penalty.

In November 1997, HAC transferred 85,000 shares of Common Stock to certain employees and directors of the Company and Arnold. Such transfer is to be treated for accounting purposes as if such shares were issued by the Company as compensation to such persons. In fiscal 1998, the Company recorded $297,500 as stock compensation expense (see Note 3 to the Financial Statements).

On April 7, 1998, HAC reimbursed the Company $70,000 of the estimated expenses of $475,000 in the Offering in addition to the underwriting discounts and commissions and non-accountable expense allowance related to the Shares sold by it in the Offering. In the future the Company will present all proposed transactions between the Company and its officers, directors or 5% shareholders, and their affiliates to the Board of Directors for its consideration and approval. Any such transaction, including forgiveness of loans, will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

In October 1998, the Company received a promissory note from a previous member of its Underwriter, in lieu of an outstanding trade receivable for $73,321. Payments, including interest at 9% per annum, aggregating $11,277, were made to the Company in fiscal 1999. The balance of the original note was due on October 30, 1999. However, in November 1999, an amendment to the promissory note was executed, deferring the payment of the remaining principal balance and interest at 9% per annum as follows: one payment of $44,994 due January 25, 2000 with the remaining balance of $24,141 due March 25, 2000. As a result, the amended "note receivable from the previous member of Underwriter" ($68,430), has been presented as a current asset at October 30, 1999. Subsequently, the Company received $44,617 from this individual.

Effective November 1, 1998, the Company signed a consulting agreement with a previous member of its Underwriter. Pursuant to the terms of the two-year agreement, the consultant received an annual fee of $75,000 for fiscal 1999. This agreement was terminated by the Company effective February 29, 2000.

                         SHARES ELIGIBLE FOR FUTURE SALE

     All of the 2,257,833 shares of Common Stock outstanding as of the Effective Date, were issued in connection with the Company's Reorganization Plan, in exchange for either a claim against, or an interest in, or a claim for an administrative expense in the Company's bankruptcy proceeding. These shares are deemed exempted securities under Section 1145 of the United States Bankruptcy Code and, therefore, are freely tradable. A sale of shares in significant amounts may have substantial adverse effects on the price of the Common Stock.

     HAC had initially entered into a written agreement with Thornwater that it would not publicly sell an aggregate of 1,750,000 shares of the Company's Common Stock without the prior consent of Thornwater for a period of 12 months from the Effective Date as to 25% of such shares; for a period of 18 months from such date, as to an additional 25% of such shares; and for a period of 24 months from such date, as to the remaining 50% of such shares. Certain directors, officers and employees of the Company, and a member of HAC had also originally agreed with Thornwater not to publicly sell an aggregate of 85,000 Shares for two years following the Effective Date.

     As of October 31, 1998, the financial advisory and consulting agreement between the Company and Thornwater was mutually terminated. Additionally, Thornwater agreed to modify the lock-up arrangement with respect to shares owned by the Company's majority shareholder, HAC, and members of management. The termination of the lock-up was accelerated to January 1, 1999.

     As of the Effective Date, all holders of the Preferred Stock entered into lock-up agreements with Thornwater, which agreements provide that Common Stock issued upon conversion of Preferred Stock, Warrants owned by such holders and Common Stock exercisable upon the exercise of such warrants will not be sold publicly for two years following the Effective Date or one year from the conversion (whichever is longer). The lock-up will be suspended, however, if the closing bid price of the Common Stock on the NASDAQ SmallCap or the last sales price of the Common Stock if listed on the NASDAQ National Market or a national exchange, exceeds $7.50 for 45 consecutive trading days.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     The Company's securities are traded on the NASDAQ SmallCap Market under the symbols "HRVE" for the Common Stock and "HRVEW" for Warrants to purchase Common Stock.

     The outstanding shares of Common Stock are currently held by approximately 1,600 shareholders of record, and the Preferred Stock by five holders of record.

     The following table indicates the quarterly high and low prices for fiscal year 1999, and the first two quarters of fiscal year 2000.

       Quarter Ended              High             Low
---------------------------- ---------------- ---------------

January 29, 2000              $   3.3125        $  1.00
April 29, 2000                    3.25             1.3125
January 30, 1999                  2.0625             .875
May 1, 1999                       3.25             1.4688
July 31, 1999                     2.6875           1.875
October 30, 1999                  1.9375           1.2812
January 31, 1998                   N/A             N/A
May 2, 1998                       6.00             2.00
August 1, 1998                    4.50             1.625
October 31, 1998                  2.625             .625

     The Company has paid no dividends on its Common Stock for the last two years and does not expect to pay dividends in the future.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and Warrant Agent for the Warrants is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, none of whose members is an officer of the Company, has reappointed the firm of Ernst & Young LLP as independent auditors to make an examination of the financial statements of the Company and a review of its fiscal quarters (beginning with the second fiscal quarter ended April 29, 2000), for the fiscal year ending October 28, 2000, subject to approval by the shareholders. The firm of Ernst & Young LLP has examined the financial statements of the Company since the fiscal year ended February 2, 1974.

     The Board of Directors believes that the retention of the services of Ernst & Young LLP will be in the best interests of the Company and recommends that the shareholders approve their appointment as independent auditors. Ernst & Young LLP does not have any financial interest in the Company and during the last three years has not had any connection with the Company in any capacity other than that of independent auditors and providing certain advisory services. The affirmative vote by the holders of a majority of the Company's voting shares represented at the Meeting is required for the approval of the auditors. Under applicable New York law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     A representative of Ernst & Young LLP is expected to be present at the Meeting, and will be available to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                          ANNUAL REPORT ON FORM 10-KSB

     An annual report on Form 10-KSB as filed with the SEC for the year ending October 30, 1999, containing financial and other information about the Company, is being mailed to all stockholders of record as of the Record Date, at the Company's cost.

                                  OTHER MATTERS

     Management does not know of any other matters, which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, including, but not limited to any proposals made by shareholders, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment. Under the Company's By-laws, advance notice is required for nomination of directors and for certain business to be brought before an annual meeting of shareholders of the Company. Such advance notice must generally be received by the Company not less than 50 days nor more than 75 days prior to the date of such meeting. A copy of the Company's By-laws specifying the advance notice requirements will be furnished to any stockholder upon written request to the Secretary of the Company.

                             SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting, and the enclosed proxy card will be borne by the Company.

     In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) to solicit proxies personally and by telephone and telecopy. The Company has requested banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

                             SHAREHOLDERS PROPOSALS

     Any shareholder of the Company who wishes to present a proposal to be considered at the next annual meeting of shareholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 205 Chubb Avenue, Lyndhurst, New Jersey 07071, on or before December 31, 2000. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                 By Order of the Board of Directors

                                 /s/ Joseph J. Calabrese, Jr.
                                 ----------------------------
                                 Joseph J. Calabrese, Jr., Secretary


Lyndhurst, New Jersey
Dated: July 21, 200